EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Chicken Soup for the Soul Entertainment, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	CSSE Class A common stock, $0.0001 par value per share	457(c)	4,600,000	(4)	$7.69	$35,374,000	0.0000927	$3,279.17
	Equity	CSSE Class A common stock, $0.0001 par value per share, issuable upon exercise of the common stock purchase warrants of Redbox	457(c)	1,500,000	(5)		$198,000,000		$18,354.60

	Total Offering Amount			6,100,000			$233,374,000	0.0000927	$21,633.77
	Net Fee Due								$21,633.77

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of the Registrant’s common stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Market on June 13, 2022.

(4)	Represents the estimated aggregate number of shares of CSSE Class A common stock issuable in exchange for the outstanding Redbox Class A Common Stock and Opco LLC Units in the Mergers as described in the Registration Statement to which this exhibit relates.

(5)	Represents the estimated aggregate number of shares of CSSE Class A common stock issuable upon exercise of the outstanding public and private warrants of Redbox, which shall remain outstanding but become the right to receive upon valid exercise thereof shares of CSSE Class A Common Stock equal to the product of (A) the number of shares of Redbox Class A Common Stock subject to such warrant immediately prior to the Effective Time (as defined in the Registration Statement) and (B) the Exchange Ratio (as defined in the Registration Statement), with a corresponding change to the exercise price of such warrant based on the Exchange Ratio. Accordingly, a holder will be required to surrender warrants to acquire 11.494 shares of Redbox Class A Common Stock in order to purchase one share of CSSE Class A Common Stock upon exercise of the warrants. Pursuant to Section 4.4 of the warrant agreements governing the Redbox warrants, the per-share exercise price for such warrants will become $132.18 per share of CSSE Class A Common Stock. This is calculated by dividing the current $11.50 per-share exercise price of such warrants by the 0.087 Exchange Ratio.